Exhibit 99.1

F& M Bank Corp. – News

F& M BANK CORP. ANNOUNCES ACQUISITION OF TITLE COMPANY

TIMBERVILLE, VA – January 4, 2017 – F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announced that effective January 1, 2017 it has acquired Valley Southern Title, Ltd. (VSTitle). VSTitle is a real estate settlement and title insurance company with offices in Harrisonburg, Fishersville and Charlottesville, VA. VSTitle has been in operation since 1985.

Dean Withers, President & CEO of F&M Bank Corp. commented, “We are very pleased to announce the acquisition of VSTitle. VSTitle has been a successful title company in the Harrisonburg market for over 30 years and in recent years has expanded its footprint to include both Fishersville and Charlottesville, VA. This acquisition will allow us to utilize the infrastructure that is already in place at VSTitle, while leveraging that with the significant volume of business that will be derived from Farmers & Merchants Bank and our subsidiary, VBS Mortgage.

Dale Shoop, General Manager of VSTitle stated, “We are excited by the opportunity to join our business with such a strong, successful community bank. We are confident that combining our resources with that of Farmers & Merchants Bank and VBS Mortgage will result in our being an increasingly successful company for many years to come.”

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commissionfilings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:            F & M Bank Corp.
CONTACT:         Neil Hayslett, EVP/CAO, Farmers & Merchants Bank540-896-8941 or nhayslett@fmbankva.com